EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE
May 7, 2013

NN, INC. REPORTS EARNINGS FOR 2013 FIRST QUARTER

•	Revenues of $93.8 million for the quarter exceeded forecast, however down 10.2% from the first quarter of 2012, due to continued soft European and Asian demand
•	Solid margins on lower revenues reflect strong leverage of costs from on-going Level 3 cost containment and improvement programs

Johnson City, Tenn, May 7, 2013 – NN, Inc. (NASDAQ: NNBR) today reported its financial results for the first quarter ended March 31, 2013.  Net sales for the first quarter of 2013 were $93.8 million, a decrease of $10.7 million or 10.2% as compared to $104.5 million for the same period of 2012.  Approximately $10.6 million of the decrease was volume related, the majority of which was associated to lower demand in European automotive end markets.  Secondarily, platform specific inventory adjustments in North American automotive markets negatively impacted demand.  The unfavorable negative net impact of price and mix were mostly offset by the favorable effects of foreign exchange.

Reported net income for the first quarter of 2013 of $2.9 million, or $0.17 per diluted share, included approximately $0.7 million in after-tax net non-operating losses, including approximately $0.3 million in after-tax foreign currency losses on intercompany loans and $0.4 million in after-tax restructuring and other non-recurring items.  Excluding these losses, net income from normal operations was $3.6 million or $0.21 per diluted share.  Reported net income for the first quarter of 2012 of $5.9 million or $0.35 per diluted share included approximately $0.7 million or $0.04 per diluted share of after-tax foreign currency losses on intercompany loans.  Excluding this loss, net income from normal operations was $6.6 million or $0.39 per diluted share.

As a percentage of net sales, cost of goods sold for the quarter of 79.4% remained flat as compared to the same period in the prior year.  On-going cost containment and improvement programs driven by the Company’s Level 3 initiatives have continued to produce positive results.  Good levels of profitability and margin performance were achieved despite the revenue reduction that occurred during the quarter as compared to the prior year.

Debt, net of cash, was $56.0 million at March 31, 2013, an increase of $5.5 million over the December 31, 2012 amount of $50.5 million.  This situation is historically typical of the first quarter and is mainly due to the timing of fourth quarter sales and the seasonality of funding additional working capital during the first quarter.  The Company expects to meet its beginning of the year goals for debt retirement and capital spending of approximately $15.0 million and $17.0 million, respectively.

Roderick R. Baty, Chairman and Chief Executive Officer commented, “The weak economic conditions we experienced in 2012 continued to negatively impact the demand for our products in the first quarter.  Although our results for the first quarter of 2013 fell short of the results for the same period in 2012, revenues and net income from normal operations did exceed our original 2013 forecasts. Until the economic outlook in Europe improves, we will continue to build upon our operational improvements at Whirlaway and company-wide Level 3 cost control initiatives. This focus has allowed us to achieve margin improvement even during a period of suppressed revenue levels.”

Mr. Baty concluded, “Our cash flow and debt retirement performance over the last three years has strengthened our balance sheet significantly.  This provides us with the ability and opportunity to fund key strategic plan initiatives of organic and acquisitive growth as well as explore other shareholder value actions.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $370 million in 2012.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Net sales	$ 93,797	$ 104,519
Cost of goods sold (exclusive of depreciation shown separately below)	74,517	82,969
Selling, general and administrative	9,106	8,068
Depreciation and amortization	4,531	4,457
Loss (gain) on disposal of assets	4	(8)

Income from operations	5,639	9,033

Interest expense	785	1,211
Other expense, net	579	438
Income before provision for income taxes	4,275	7,384
Provision for income taxes	1,404	1,475

Net income	2,871	5,909

Diluted income per common share	$ 0.17	$ 0.35

Weighted average diluted shares	17,162	17,075

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current Assets:
Cash	$ 7,647	$ 18,990
Accounts receivable, net	66,877	51,628
Inventories	44,590	46,150
Other current assets	10,912	10,528

Total current assets	130,026	127,296

Property, plant and equipment, net	116,839	119,687
Goodwill, net	7,937	8,254
Intangible assets	900	900
Other non-current assets	8,945	9,206
Total assets	$ 264,647	$ 265,343

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 39,093	$ 37,000
Accrued salaries, wages and benefits	10,325	10,174
Current maturities of long-term debt	7,943	5,801
Income taxes payable	1,573	543
Other current liabilities	6,150	5,240

Total current liabilities	65,084	58,758

Non-current deferred tax liabilities	3,699	3,850
Long-term debt, net of current portion	55,715	63,715
Other non-current liabilities	10,093	10,460
Total liabilities	134,591	136,783

Total stockholders’ equity	130,056	128,560

Total liabilities and stockholders’ equity	$ 264,647	$ 265,343

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended March 31, 2013
	In Thousands	Diluted Earnings Per share
Net income	$ 2,871	$ 0.17
After-tax foreign currency loss on intercompany loans	350	0.02
After-tax restructuring and other non-recurring items	399	0.02
Net income from normal operations	$ 3,620	$ 0.21

Three Months Ended March 31, 2012
	In Thousands	Diluted Earnings Per share
Net income	$ 5,909	$ 0.35
After-tax foreign currency loss on intercompany loans	734	0.04
Net from normal operations	$ 6,643	$ 0.39

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.

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